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                                                                     Exhibit 5.1





          (412) 288-3196                     May 12, 1994


          Quaker State Corporation
          255 Elm Street
          Oil City, PA  16301


                    Re: Registration Statement on Form S-8 for the 1994 Non-Employee Directors' Stock Option Plan
                         ----------------------------------------------
          Gentlemen:

                    We have acted as counsel to Quaker State Corporation, a Delaware corporation (the "Corporation"), in connection with the above-captioned Registration Statement (the "Registration Statement") covering 100,000 shares of Capital Stock, par value $1.00 per share, of the Corporation (the "Capital Stock") which may be purchased by non-employee directors of the Corporation under the Corporation's 1994 Non-Employee Directors' Stock Option Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Capital Stock may be issued or delivered upon the exercise of stock options granted under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Corporation and delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

                    In connection with this opinion, we have examined, among other things:

               (1)  the Plan, as currently in effect;

               (2) the resolutions adopted by the Board of Directors of the Corporation on December 16, 1993 adopting the Plan subject to stockholder approval, authorizing the issuance of up to 100,000 shares of Capital Stock thereunder and reserving 100,000 shares of Capital Stock for such purpose, such number of shares to be subject to adjustment or substitution in certain events as provided in
          Section 5 of the Plan;

               (3) the Composite Certificate of Incorporation of the Corporation; and

               (4)  the By-Laws of the Corporation, as currently in effect.

                    We also acted as counsel to the Corporation in connection with the preparation of the Proxy Statement for the Annual Meeting of Stockholders of the Corporation held on the date hereof at which approval of the adoption of the Plan was submitted to the Corporation's stockholders. The Plan was attached to the Proxy Statement as an exhibit and was described
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       Quaker State Corporation       -2-                    May 12, 1994




          in the Proxy Statement. A representative of this firm attended the Annual Meeting and examined the report of the Judges of Election which indicated that the adoption of the Plan was approved by the Corporation's stockholders.

                    Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 100,000 shares of Capital Stock being registered and which may be issued by the Corporation upon the exercise of stock options granted under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

                    We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinion" in the Section 10(a) Prospectus used in connection with the Plan and the Registration Statement.


                                             Yours truly,

                                             /s/ Reed Smith Shaw & McClay

                                             REED SMITH SHAW & McCLAY


          cc:  Gerald W. Callahan,
               Vice President, General Counsel
               and Secretary